Exhibit 99.1

For further information contact:

Sean F. Moran

410-290-5390

smoran@celsion.com

Celsion Corporation Announces $7.1 Million

Registered Direct Offering

COLUMBIA, MD, September 28, 2009 — Celsion Corporation (the “Company”) (NASDAQ: CLSN), an innovative oncology drug development company dedicated to the development and commercialization of innovative oncology drugs, today announced that it has entered into definitive agreements with a select group of institutional investors to sell 2,018,153 shares of common stock and warrants to purchase up to 1,009,076 shares of common stock in a registered direct offering.  The common stock and warrants will be sold in units (the “Units”), with each Unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock, at a negotiated purchase price of $3.50 per Unit. The Company expects to receive gross proceeds from the offering of approximately $7.1 million, before deducting placement agents’ fees and estimated offering expenses.

The transaction is expected to close on or about September 30, 2009, subject to the satisfaction of customary closing conditions.  The Company intends to use the net proceeds from the sale of the Units pursuant to this offering for general corporate purposes, including the funding of the clinical development of its product pipeline of cancer drugs.

All of the shares of common stock and warrants to purchase shares of common stock are being offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on April 17, 2009, as supplemented by a prospectus supplement dated September 25, 2009 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Needham & Company, LLC served as the exclusive placement agent for the offering. The Units may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or by writing or calling the Company at 10220-L Old Columbia Road, Columbia, Maryland 21046-2364, Attention: Sean Moran, Chief Financial Officer, (410) 290-5390.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information:

Statements made in this press release may be forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the proceeds the Company expects to receive from the offering and the closing of the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.